Filed Pursuant to Rule 424(b)(3)

Registration No. 333-172792

Prospectus Supplement No. 17 to

Prospectus dated August 30, 2011

4,175,549 Shares of Common Stock

1,020,970 Warrants

CROSSROADS SYSTEMS, INC.

This prospectus supplement no. 16 supplements and amends our prospectus dated August 30, 2011 relating to 3,154,579 shares of our common stock, 1,020,970 warrants to purchase shares of our common stock and the exercise of the warrants by those who purchased the warrants from selling security holders pursuant to this prospectus and 1,020,970 additional shares of common stock issuable upon exercise of the warrants for sale by our security holders from time to time.

You should read this prospectus supplement in conjunction with the prospectus dated August 30, 2011, as supplemented from time to time, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus and any amendments or supplements to the prospectus.

This prospectus supplement includes our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2013 (which does not include any information furnished under Item 9.01 of the Current Report on Form 8-K).

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of our prospectus dated August 30, 2011 and under similar headings in any amendments or supplements to the prospectus, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 16, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 10 and July 11, 2013, each of the current directors and executive officers of Crossroads Systems, Inc. (the “Company”) entered into a new form of Indemnity agreement that will replace the prior indemnity agreement with the Company to which each such director or executive officer was a party.

The new form of indemnity agreement supplements the indemnification rights provided under the Company’s certificate of incorporation, bylaws and applicable law. The new indemnity agreement provides that the Company will indemnify the director or executive officer (the “Indemnitee”) against all expenses, judgments, damages, witness fees, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee and arising out of the Indemnitee’s service as a director or executive officer to the fullest extent permitted by the Company’s certificate of incorporation, bylaws and the General Corporation Law of the State of Delaware or other applicable law and to any greater extent that applicable law may in the future permit, subject to certain exceptions specified in the agreement. The new indemnity agreement further provides for the advancement of expenses and allows the Company to assume the defense of a claim against an Indemnitee if the Company is obligated to provide indemnification for such claim. The new indemnity agreement also provides that in the event of a change in control transaction or an event of insolvency, the Company will obtain or maintain substantially equivalent directors’ and officers’ liability insurance covering a six-year period following the transaction, subject to certain premium limitations.

The foregoing description of the new indemnity agreement is a general description only and is qualified in its entirety by reference to the new indemnity agreement, the form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Indemnity Agreement between Crossroads Systems, Inc. and the directors and executive officers thereof

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: July 15, 2013	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Indemnity Agreement between Crossroads Systems, Inc. and the directors and executive officers thereof